Exhibit 10.1

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) made and entered into as of                      (the “Effective Date”) by and between Wright Medical Group N.V., a public company with limited liability, organized and existing under the laws of the Netherlands (the “Company”), and                      (the “Indemnitee”).

WHEREAS, the Company recognizes that competent and experienced persons are increasingly reluctant to serve or to continue to serve as directors and officers of corporations unless they are protected by comprehensive liability insurance or indemnification, or both, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors;

WHEREAS, directors and officers of public companies are subject to an increased risk of litigation and claims being asserted against them;

WHEREAS, the Company’s amended and restated articles of association (the “Articles of Association”) require the Company to indemnify its directors and officers against any and all liabilities and expenses, provided they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company. The Articles of Association expressly provide that the indemnification provisions set forth therein are not exclusive, and contemplate that contracts may be entered into between the Company and its directors and officers with respect to indemnification;

WHEREAS, Indemnitee is or has agreed to become or will continue to serve as a director or officer of the Company or an Affiliate of the Company;

WHEREAS, the Company desires (i) to provide Indemnitee with specific contractual assurance that the protection promised by such Articles of Association will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of such Articles of Association, change in the composition of the Company’s Board of Directors (“Board of Directors”), or any change in the ownership of the Company), (ii) to provide for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement, and (iii) to the extent insurance is available, to provide for continued coverage of Indemnitee under the Company’s directors and officers liability insurance policies; and

WHEREAS, Indemnitee is relying upon the rights afforded under this Agreement in accepting or continuing Indemnitee’s position as a director or officer of the Company or an Affiliate of the Company.

NOW, THEREFORE, in consideration of the Indemnitee’s agreement to serve or continue to serve as a director and/or officer of the Company or an Affiliate of the Company and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company has agreed to the covenants set forth herein for the purpose of further securing to the Indemnitee the indemnification provided by the Articles of Association:

1.	Definitions.

(a)	“Articles of Association” shall have the meaning specified in the Recitals hereto.

(b)	“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder.

(c)	“Agreement” shall have the meaning specified in the introductory paragraph hereof.

(d)	“Change in Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company’s then outstanding Voting Securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of transactions) all or substantially all the Company’s assets; provided, that the Company’s recently completed transaction with Wright Medical Group, Inc., pursuant to that certain Agreement and Plan of Merger dated October 27, 2014 shall not be a “Change of Control” pursuant to this Agreement.

(e)	“Claim” means any threatened, pending, or completed action, suit, or proceeding, or any inquiry or investigation, whether instituted by the Company or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, suit, or proceeding, whether civil, criminal, administrative, investigative, or other and whether formal or informal.

(f)	“Company” shall have the meaning specified in the introductory paragraph hereof.

(g)	“Expense Advance” shall have the meaning specified in Section 2(b).

(h)	“Expenses” include attorneys’ fees and all other costs, expenses and obligations (including, without limitation, experts’ fees, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in, or preparing to investigate, defend, be a witness in or participate in, any Claim relating to any Indemnifiable Event.

(i)	“Indemnifiable Amounts” include any and all Expenses, damages, judgments, fines, penalties, excise taxes and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties, excise taxes or amounts paid in settlement) arising out of or resulting from any Claim relating to an Indemnifiable Event.

(j)	“Indemnifiable Event” means any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, or agent of the Company or an Affiliate of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, or by reason of anything done or not done by Indemnitee in any such capacity.

(k)	“Indemnitee” shall have the meaning specified in the introductory paragraph hereof.

(l)	“Independent Legal Counsel” means an attorney or firm of attorneys, selected in accordance with the provisions of Section 3, who shall not have otherwise performed services for the Company or Indemnitee within the last five (5) years (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements).

(m)	“Reviewing Party” means any appropriate person or body consisting of a member or members of the Board of Directors or any other person or body appointed by the Board who is not a party to the particular Claim for which Indemnitee is seeking indemnification, or Independent Legal Counsel.

(n)	“Voting Securities” are any securities of the Company that vote generally in the election or appointment of directors.

2.	Indemnification Arrangement; Advancement of Expenses.

(a)	In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee to the fullest extent permitted by law as soon as practicable, but in any event no later than thirty (30) days after written demand is presented to the Company, against any and all Indemnifiable Amounts. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee in respect of an alleged breach of fiduciary duties, to the fullest extent permitted under the General Corporation Law of the State of Delaware (or under such other law as may be applicable pursuant to the second sentence of Section 19).

(b)	If requested by Indemnitee, the Company shall advance (within five (5) business days of such request) any and all Expenses incurred by Indemnitee (an “Expense Advance”). The Company shall, in accordance with such request (but without duplication), either (i) pay such Expenses on behalf of Indemnitee, or (ii) reimburse Indemnitee for such Expenses. Subject to the limitations contained in Sections 2(c) and 2(d), Indemnitee’s right to an Expense Advance is absolute and shall not be subject to any prior determination by the Reviewing Party or any other person, that the Indemnitee has satisfied any applicable standard of conduct for indemnification. In making any request for an Expense Advance, Indemnitee shall submit to the Company a schedule setting forth in reasonable detail the dollar amount expended or incurred and expected to be expended or incurred. Each such listing shall be supported by the bill, agreement, or other documentation relating thereto, each of which shall be appended to the schedule as an exhibit.

(c)	Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification or an Expense Advance pursuant to this Agreement in connection with any Claim initiated by Indemnitee unless (i) the Company has joined in or the Board of Directors has authorized or consented to the initiation of such Claim or (ii) the Claim is one to enforce Indemnitee’s rights under this Agreement.

(d)

Notwithstanding anything in this Agreement to the contrary, (i) the indemnification obligations of the Company under Section 2(a) shall be subject to the condition that the Reviewing Party shall not have determined (in a written opinion, in any case in which the Independent Legal Counsel is involved) that Indemnitee would not be permitted to be indemnified under applicable law, and (ii) the obligation of the Company to make an Expense Advance pursuant to Section 2(b) shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid (it being understood and agreed that the foregoing agreement by Indemnitee shall be deemed to satisfy any requirement that Indemnitee provide the Company with an undertaking to repay any Expense

Advance if it is ultimately determined that the Indemnitee is not entitled to indemnification under applicable law); provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). Indemnitee’s undertaking to repay such Expense Advances shall be unsecured and interest-free. If there has not been a Change in Control, the Reviewing Party shall be selected by the Board of Directors, and if there has been such a Change in Control, the Reviewing Party shall be the Independent Legal Counsel. If there has been no determination by the Reviewing Party within thirty (30) days after written demand is presented to the Company or if the Reviewing Party determines that Indemnitee would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation in any court in the State of Delaware in the United States having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.

3.	Change in Control. The Company agrees that if there is a Change in Control of the Company (other than a Change in Control which has been approved by a majority of the Board of Directors who were directors immediately prior to such Change in Control) then with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnity payments and any Expense Advance under this Agreement or any other agreement or the Articles of Association, now or later in effect, relating to Claims for Indemnifiable Events, the Company shall seek legal advice only from Independent Legal Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld). The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

4.	Indemnification for Additional Expenses. The Company shall indemnify Indemnitee against any and all expenses (including attorneys’ fees) and, if requested by Indemnitee, shall (within five (5) business days of such request) advance such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for (i) indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or the Articles of Association, now or later in effect relating to Claims for Indemnifiable Events and/or (ii) recovery under any directors and officers liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment, or insurance recovery, as the case may be.

5.	Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties, and amounts paid in settlement of a Claim but not, however, for all of the total amount of the Claim, the Company shall nevertheless indemnify Indemnitee for the portion of the Claim to which Indemnitee is entitled. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter related to an Indemnifiable Event, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

6.	Burden of Proof. In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder the Reviewing Party or court shall presume that the Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification, and the burden of proof shall be on the Company to establish, by clear and convincing evidence, that Indemnitee is not so entitled.

7.	Reliance. For purposes of this Agreement, Indemnitee shall be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company if Indemnitee’s actions or omissions to act are taken in good faith reliance upon the records of the Company, including its financial statements, or upon information, opinions, reports or statements furnished to Indemnitee by the officers or employees of the Company in the course of their duties, or by committees of the Board of Directors, or by any other person (including legal counsel, accountants, consultants and financial advisors) as to matters Indemnitee reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. In addition, the knowledge and/or actions, or failures to act, of any other director, officer, agent or employee of the Company shall not be imputed to Indemnitee for purposes of determining the right to indemnity hereunder.

8.

No Presumptions. For purposes of this Agreement, the termination of any claim, action, suit, or proceeding by judgment, order, settlement (whether with or without court approval), or conviction, or upon a plea of nolo contendere or its equivalent shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. In addition, neither the failure of the Company (including, without limitation, the Board of Directors, any committee of the Board of Directors, legal counsel, or the stockholders) to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Company (including, without limitation, the Board of Directors, any committee of the Board of Directors, legal counsel, or the stockholders) that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under applicable law shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief.

9.	Nonexclusivity. The rights of the Indemnitee under this Agreement shall be in addition to any other rights that Indemnitee may have under the Company’s Articles of Association or under the General Corporation Law of the State of Delaware (or under such other law as may be applicable pursuant to the second sentence of Section 19). To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Articles of Association or this Agreement, it is the intent of the Company and Indemnitee that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

10.	Amendments; Waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the Company and Indemnitee. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement, nor shall such waiver constitute a continuing waiver.

11.	Insurance and Subrogation.

(a)	To the extent the Company or an Affiliate of the Company maintains an insurance policy or policies providing directors and officers liability insurance, Indemnitee shall be covered by such policy or policies in accordance with its or their terms and to the maximum extent of the coverage available for any Company or Affiliate director or officer.

(b)

The Company represents that it presently has in force and effect directors and officers liability insurance on behalf of Indemnitee against certain customary liabilities which may be asserted against or incurred by Indemnitee. The Company hereby agrees that, so long as Indemnitee shall continue to serve as a director or officer, and thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Indemnitee served as an officer or director, the Company shall purchase and maintain in effect for the benefit of Indemnitee such insurance providing (a) coverage at least comparable to that presently provided or (b) if such coverage is hereafter changed to provide any enhanced rights or benefits, the same coverage provided to the most favorably insured of the Company’s directors or officers; provided, however, if, the then Board of Directors determines in good faith that, either (x) the premium cost for such insurance is substantially disproportionate to the amount of coverage, or (y) the coverage provided by such insurance is so limited by exclusions that there is insufficient benefit from such insurance, then and in that event, the Company shall not be required to maintain such insurance; provided further, however, that if, after a Change in Control, the Board of Directors determines that the Company shall not be required to maintain such insurance, the Company shall be required to purchase a “tail” policy which (i) has an effective term of six (6) years from a Change in Control, (ii) covers Indemnitee for actions and omissions occurring on or prior to the date of the Change in Control, (iii) contains terms and conditions that are, in the aggregate, no less favorable to Indemnitee than those of the Indemnitee immediately prior to the Change in Control. The Company shall promptly notify Indemnitee of any good faith determination to reduce or not provide such coverage.

(c)	In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents reasonably necessary to enable the Company effectively to bring suit to enforce such rights.

12.	No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, provision of the Certificate of Incorporation, By-law or otherwise) of the amounts otherwise indemnifiable under this Agreement.

13.	Defense of Claims. The Company shall be entitled to participate in the defense of any Claim relating to an Indemnifiable Event or to assume the defense of such Claim, with counsel reasonably satisfactory to the Indemnitee; provided, however, that if Indemnitee believes, after consultation with counsel selected by Indemnitee, that (i) the use of counsel chosen by the Company to represent Indemnitee would present such counsel with an actual or potential conflict of interest, (ii) the named parties in any such Claim (including any impleaded parties) include both the Company and Indemnitee and Indemnitee concludes that there may be one or more legal defenses available to him or her that are different from or in addition to those available to the Company, or (iii) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, then Indemnitee shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Claim) at the Company’s expense. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any Claim relating to an Indemnifiable Event effected without the Company’s prior written consent. The Company shall not, without the prior written consent of the Indemnitee, effect any settlement of any Claim relating to an Indemnifiable Event which the Indemnitee is or could have been a party unless such settlement solely involves the payment of money and includes a complete and unconditional release of Indemnitee from all liability on all claims that are the subject matter of such Claim. Neither the Company nor Indemnitee shall unreasonably withhold its or his or her consent to any proposed settlement; provided that Indemnitee may withhold consent to any settlement that does not provide a complete and unconditional release of Indemnitee.

14.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, executors, and personal and legal representatives. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director or officer of the Company or of any other enterprise at the Company’s request. The Company shall require and cause any successor to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee and his or her counsel, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

15.	Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law.

16.	Service of Process and Venue. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement in any court other than the Court of Chancery of the State of Delaware or if, under applicable law exclusive jurisdiction over such matter is vested in the United States federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 17. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. certified mail, return receipt requested, to the respective addresses set forth in Section 17 shall be effective service of process for any suit or proceeding in connection with this Agreement.

17.	Form and Delivery of Communications. Any notice, request or other communication required or permitted to be given to the parties under this Agreement shall be in writing and either delivered in person or sent by telecopy, overnight mail or courier service, or certified or registered mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified from time to time by such party by like notice):

If to the Company:

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

Attn: Corporate Secretary

Facsimile: +31 (0)20 521 48 88

If to Indemnitee, to the address set forth below Indemnitee’s name on the signature page hereto.

18.	Supersedes Prior Agreement. This Agreement supersedes any prior indemnification agreement between Indemnitee and the Company or its predecessors; provided, however, that this Agreement does not supersede or modify any prior agreement between Indemnitee and Wright Medical Group, Inc.

19.	Governing Law. This Agreement shall be governed exclusively by and construed according to the substantive laws of the State of Delaware (USA) without regard to conflicts-of-laws principles that would require the application of any other law. If a court of competent jurisdiction shall make a final determination that the provisions of the law of any other jurisdiction govern indemnification by the Company of its officers and directors, then the indemnification provided under this Agreement shall in all instances be enforceable to the fullest extent permitted under such law, notwithstanding any provision of this Agreement to the contrary.

20.	Specific Performance. The parties recognize that if any provision of this Agreement is violated by the Company, Indemnitee may be without an adequate remedy at law. Accordingly, in the event of any such violation, Indemnitee shall be entitled, if Indemnitee so elects, to institute proceedings, either in law or at equity, to obtain damages, to enforce specific performance, to enjoin such violation, or to obtain any relief or any combination of the foregoing as Indemnitee may elect to pursue.

21.	No Right to Continue Employment or Service. Nothing in this Agreement is intended to create in Indemnitee any right to employment or continued employment or to continue in the service of the Company or any Affiliate.

22.	Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

23.	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements between the parties, whether written or oral, with respect to the subject matter hereof, except as provided in Section 18.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

WRIGHT MEDICAL GROUP N.V.

By:
Name:	Robert J. Palmisano
Title:	President and Chief Executive Officer

INDEMNITEE:

By:
Name:
Title:

Address for Notices:

Facsimile: